FOR IMMEDIATE RELEASE

May 15, 2008

PAN AM RAILWAYS AND NORFOLK SOUTHERN CREATE

THE PATRIOT CORRIDOR

TO IMPROVE RAIL SERVICE AND EXPAND CAPACITY

IN NEW YORK AND NEW ENGLAND

NORTH BILLERICA, MASS., NORFOLK, VA. – Pan Am Railways (PAR) and Norfolk Southern Railway Company (NS) have agreed to create an improved rail route between Albany, N.Y., and the greater Boston, Mass., area called the “Patriot Corridor.” Investments in the Patriot Corridor are expected to improve track quality and customer service, boost train speed and reliability, and increase capacity on the route. PAR and NS each will have a 50 percent interest in the newly formed railroad company, called “Pan Am Southern.”

            PAR has agreed to transfer to the joint venture its 155-mile main line track that runs between Mechanicville (Albany), N.Y., and Ayer, Mass., along with 281 miles of secondary and branch lines, including trackage rights, in Connecticut, Massachusetts, New Hampshire, New York, and Vermont. NS has agreed to transfer cash and other property valued at $140 million to the joint venture, $87.5 million of which is expected to be invested within a three-year period in capital improvements on the Patriot Corridor, such as terminal expansions, track and signal upgrades. The companies also anticipate the construction of new intermodal and automotive terminals in the Albany area. PAR’s Springfield Terminal Railway subsidiary has agreed to provide all railroad services for the joint venture.

“We are excited to partner with Norfolk Southern on the Patriot Corridor. Since the Conrail transaction was implemented in 1999, both Pan Am Railways and Norfolk Southern have been working to bring additional high quality rail transportation options to our New England customer base. This joint venture is the culmination of those efforts,” said David Fink, Pan Am Railways’ president. “With energy prices continuing to rise, the Patriot Corridor will give our customers additional capacity and speed to get their products to market.”

(more)

            "Norfolk Southern has been working with Pan Am Railways to improve rail service and increase transportation options between the Norfolk Southern system and the Boston area,” said Wick Moorman, Norfolk Southern’s chief executive officer. “The Patriot Corridor creates a new level of rail competition in upstate New York and New England by improving train speed, reliability, and capacity, as well as strengthening connections between the region’s short line and regional railroads and Norfolk Southern’s 22-state network.”

            The parties will seek approval for the transaction with the U.S. Surface Transportation Board. Additional materials describing the transaction will be posted on Norfolk Southern’s Web site, www.nscorp.com, and will be furnished to the SEC as part of a Current Report on Form 8-K.

            Norfolk Southern is currently improving the Heartland Corridor, a high-capacity rail route linking the Port of Virginia (Norfolk), Columbus, Ohio, and Chicago, and has announced the Crescent Corridor, an initiative to divert freight traffic from highways to rail between New Orleans, Memphis, and the Northeast.

Pan Am Railways is the Northeast’s largest regional railroad. It operates over 2,000 route miles in Maine, New Hampshire, Massachusetts, Vermont, Connecticut, New York and Atlantic Canada. Pan Am Railways interchanges traffic with fifteen railroads throughout its network.

            Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America’s largest rail carrier of metals and automotive products.

            Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in Norfolk Southern’s filings with the SEC) which could cause actual results to differ.

# # #

Pan Am Railways Contact:

Cynthia Scarano, 978-663-1028, 978-423-2231 (cell), cscarano@panamrailways.com

Norfolk Southern Contacts:

Media: Rudy Husband, 610-567-3377, rudy.husband@nscorp.com

Investors: Leanne Marilley, 757-629-2861, leanne.marilley@nscorp.com